EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT ("Agreement”) dated this 27th day of October, 2018

BETWEEN:

Alpha Energy, Inc of 4162 Meyerwood Drive, Houston, TX 77025

(the "Employer")

OF THE FIRST PART

- AND -

John Lepin of 4162 Meyerwood Drive, Houston, TX 77025

(the "Employee")

OF THE SECOND PART

BACKGROUND:

A.The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.

B.The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

1.Commencement Date and Term

a.The Term of this contract is 5 (five) years and the Employee will commence employment with the Employer on the 1st day of November, 2018 (the "Commencement Date").

2.Job Title and Description

a.The initial job title of the Employee will be the following: President and Chief Financial Officer.

b.The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the advice and direction of the Employer.

c.The Employee will perform any and all duties as requested by the Employer that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.

d.The Employer may make changes to the job title or duties of the Employee where the changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee's job title or duties may be changed by agreement and with the approval of both the Employee and the Employer or after a notice period required under law.

e.The Employee agrees to abide by the Employer's rules, regulations, policies and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

3.Employee Compensation

a.Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement (the "Compensation") will include a salary of $120,000.00 (dollars) per year with a 10% increase on the anniversary date each year, $750.00 (dollars) per month for health insurance.

b.The Employee will receive a year-end bonus of 25,000 shares of the Company’s Common stock.

c.The employee will receive a .03125% ORRI in each producing well.

d.This Compensation will be payable once per month while this Agreement is in force. The Employer is entitled to deduct from the Employee's Compensation, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.

e.The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Employer and that the Employee will not earn or accrue any right to incentive remuneration by reason of the Employee's employment.

f.The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

4.Place of Work

a.The Employee's primary place of work will be at the following location:

4162 Meyerwood Drive, Houston, TX 77025.

5.Employee Benefit

a.The Employee will be entitled to only those additional benefits that are currently available as described in the lawful provisions of the Employer's employment booklets, manuals, and policy documents or as required by law.

b.Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with 60 days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

6.Vacation

a.The Employee will be entitled to four weeks of paid vacation each year during the term of this Agreement, or as entitled by law, whichever is greater.

b.The times and dates for any vacation will be determined by mutual agreement between the Employer and the Employee.

c.Upon termination of employment, the Employer will compensate the Employee for any accrued but unused vacation.

7.Duty to Devote Time

a.The Employee agrees to devote efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

8.Conflict of Interest

a.During the term of the Employee's active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer's actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer.

b.During the term of the Employee's active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

9.Contract Binding Authority

a.Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

10.Termination Due to Discontinuance of Business

a.Notwithstanding any other term or condition expressed or implied in this Agreement, in the event that the Employer will discontinue operating its business at the location where the Employee is employed, then, at the Employer's sole option, and as permitted by law, this Agreement will terminate as of the last day of the month in which the Employer ceases operations at such location with the same force and effect as if such last day of the month were originally set as the Termination Date of this Agreement.

11.Termination of Employment

a.Where there is just cause for termination, the Employer may terminate the Employee's employment without notice, as permitted by law.

b.The Employee and the Employer agree that reasonable and sufficient notice of termination of employment by the Employer is the greater of four (4) weeks or any minimum notice required by law.

c.If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with the greater of four (4) weeks and the minimum required by law.  As an alternative, if the Employee co-operates with the training and development of a replacement, then sufficient notice is given if it is sufficient notice to allow the Employer to find and train the replacement.

d.The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the compensation including any accrued vacation and banked time, if any, calculated to the Termination Date.

e.Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to compensation or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

f.On termination of this agreement the Employee and his heirs retain a .0025% ORRI interest in all producing wells.

12.Remedies

a.In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

13.Severability

a.The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

14.Notices

a.Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

Employer:

Name: Alpha Energy, Inc

Address: 4162 Meyerwood Drive, Houston, TX 77025

Email: jlepin@alphaenergyinc.us

Employee:

Name: John Lepin

Address: 4162 Meyerwood Drive, Houston, TX 77025

15.Modification of Agreement

a.Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

16.Governing Law

a.This Agreement will be construed in accordance with and governed by the laws of the state of Texas.

17.General Provisions

a.Time is of the essence in this Agreement.

b.Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

c.No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

d.This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

e.This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

f.If, at the time of execution of this Agreement, there is a pre-existing employment agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing employment agreements between the Employer and the Employee. Any duties, obligations and liabilities still in effect from any pre-existing employment agreement are void and no longer enforceable after execution of this Agreement.

g.This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.